ENERGY FOCUS, INC.

Moderator: Brion Tanous
March 31, 2011
3:30 pm CT

Operator: Good day and welcome to the Energy Focus fourth quarter and full year 2010 earnings release conference call.

Just a reminder, today’s conference is being recorded.

At this time, I’d like to turn the conference over to Mr. Brion Tanous. Please go ahead, sir.

Brion Tanous: Thank you, operator. I’d like to welcome everybody to Energy Focus’s fourth quarter and Fiscal 2010 earnings conference call.

On this call, the company’s Chief Executive Officer, Joe Kaveski will give a business update on the company’s solutions, products, and military businesses, as well as provide an outlook for the first quarter and full fiscal year 2011. The company’s interim Chief Financial Officer, Eric Hilliard, will then address the company’s fourth quarter and fiscal 2010 financial results. We also have President, John Davenport, on the call with us this afternoon.

Following prepared remarks, we’ll open it up for questions for the remainder of this call.

Before we get started, I’m going to read a disclaimer about forward-looking statements. This conference may contain, in addition to historical information, forward-looking statements within the meaning of the Federal Securities Laws regarding Energy Focus. Forward-looking statements include statements about plans, objectives, goals, strategies, future events and performance, and the underlying assumptions and other statements that are different than historical facts.

These forward-looking statements are based on current management expectations, and are subject to risks and uncertainties that may result in expectations not being realized and may cause actual outcomes to differ materially from the expectations reflected in these forward-looking statements. Potential risks and uncertainties include change in demand for the company’s products, the impact of competition and government regulations, and other risks contained in the statements filed from time to time with the SEC.

All such forward-looking statements, whether written or oral, made on behalf of the company are expressly qualified by these cautionary statements. And such forward-looking statements are subject to risks and uncertainties and we caution you not to place undue reliance on these.

With that, I’d like to turn the call over to Mr. Joe Kaveski. Joe?

Joe Kaveski: Thank you Brion and thanks to everyone for joining Energy Focus’ 4th Quarter and Year End 2010 earnings call.

Energy Focus had a great year in 2010; and we expect this positive momentum to continue into 2011 despite a slower first quarter start.

The most important thing that is happening in 2011 is the commercialization of IntelliTube™ technology into the US Navy. As I have communicated many times, IntelliTube is the Game Changer and 2011 is the beginning of Changing the Game!

But before I comment on our 2010 results and our outlook for 2011, I would like to draw your attention to the company’s overall strategy which is to be the premier advanced LED lighting solutions provider to the US Military and the existing building market.

Clearly, our results in 2010 point to the success of our strategy. So as we look back at our 2010 results, I would like to highlight some of our major accomplishments:

First, we dramatically improved our financial performance in 2010. Energy Focus finished with over $35.1 MM in sales, which is roughly 2.4 times our 2009 results from continuing operations. And, the company’s gross profit increased to $6.4 million which was almost 2.5 times the previous years result. Lastly, we reduced our cash expenses for general & administrative costs by almost $1.3 million in 2010 even with the inclusion of the new G&A expenses of our SRC solutions business unit.

These significant increases in revenue and gross profit coupled with the real cash reduction in overhead expenses allowed the company to achieve net cash provided from continuing operations of positive $1.5 million in 2010.

Again, our improved financial performance was the direct result of the company making the switch and actualizing our strategy to be the premier provider of advanced LED lighting solutions for the US Military and the existing building market. Specifically:

Our lighting solutions business had a banner year by nearly doubling sales from its 2009 pre-acquisition base and significantly over-achieving our internal plan. SRC finished the year with almost $20 million in sales. This sales increase represents 56% of the company’s total sales with the vast majority of SRC’s sales coming from the public sector for retrofitting schools, universities, government office buildings and hospitals. The remainder of our solutions sales came from Fortune 100 private sector clients.

Furthermore, EFOI product content continues to grow as a percentage of the total materials used in our solutions projects. This is especially important as we begin to commercialize our next generation LED Intellitube™ technology which will have a demonstrative impact on our overall margins.

Commenting on our product sales, our overall product sales increased 23% as compared to our 2009 results. This was primarily a result of stronger US after market LED products sales and increasing sales to the US Navy.

2010 was an exciting year for new product. Some of the products we introduced in 2010 included our new...
— HazGlobe LED lamp for retrofitting lighting in existing hazardous locations,
— our LED PAL Treo lamp for retrofitting existing fiber optic pool lights,
— and our Gen 1 LED IntelliTube™ retrofit lamp which is the highest performing lowest cost plug-n-play replacement for a 4 foot linear fluorescent tube.

Now this is most exciting as we actually installed our 1st full LED retrofit using this Gen 1 IntelliTube™ LED lamp, together with our other EFOI LED lighting products, at the TrueLine aircraft parts manufacturing facility. TrueLine’s management and employees love the result of our LED lighting; as the quality of light has improved, lighting maintenance cost have been reduced and their lighting electricity bill is less than one-half of what it used to be.

It is now clear that LED lighting is here to stay. This Gen 1 IntelliTube™ retrofit demonstrates that the LED IntelliTube™ replacement lamp has the capability of becoming the retrofit of choice in the commercial existing building market.

Now, I would like to provide you with our 2011 outlook.
For the full year 2011, the company expects our organic sales to exceed $35 million and that net cash provided by continuing operations will be again be positive. For the first quarter of 2011, the company expects sales to exceed $5 million and cash utilization to be less than $3 million. Our first quarter sales are starting slower than our previous year’s first quarter sales. This is driven by the contract timing associated with our solutions contracts whose revenues are typically large and lumpy. HOWEVER not to worry, we expect to see a significant ramp in our quarterly revenues starting in the 2nd quarter. And, the company expects to see significant gross profit margin improvement demonstrated throughout 2011. And we will have more to say about this in our first quarter call.

From an Energy Solutions Sales perspective, we are going through a period of consolidation. As you might recall, one of the reasons we bought Stones River Companies was due to its large sales pipeline that we believed we could benefit from in 2010. And we did just that, as SRC doubled its revenues from the previous year and actually over-achieved our internal plan thereby offsetting weakness in our international construction sales business. In spite of a slower first quarter sales, we expect comparable results in 2011 from our solutions business.

Now from a Product Sales perspective; while we have forecast comparable sales to 2010, we have not included very much military product into that forecast. We are beginning to put more “product” on Navy vessels. In fact, I am delighted to report that Gen 2 IntelliTube™ is now sailing in our most advanced nuclear attack submarines and we recently received orders to outfit two more destroyers. There is very high and increasing interest from the Navy in helping convert the fleet to LED’s. For instance, you might have recently read a press release from the Office of Naval Research. In the press release, the Navy commented that “.... the LED fixtures are showing great promise. Not only are they a quality of life improvement, but compared with fluorescent lights, LED fixtures last longer. They are more efficient, reducing maintenance requirements, energy usage and costs associated with storage, handling and disposal. Long term, Solid State Lighting usage fleet-wide could add up to considerable savings and improved readiness....”, the Navy went on to say that they “....worked with Energy Focus to produce patented LED fixtures that are direct replacements for fluorescents. The replacements produce the same light output, but use half the power....” Now, Energy Focus is very well positioned to help the Navy convert to LED lighting technology. The company already has over 30 SKU’s in six families of LED lighting fixtures that are qualified and already being purchased by the Navy. More over, we believe that we are the only viable LED lighting provider in US Navy’s qualified supplier base. This said, we are working for the government and we have tried to be conservative in our forecast. I look forward to discussing more about our emerging Military market as the year goes on.

Finally, I would like to mention that Energy Focus is off to a great start this year with respect to generating increased institutional investor exposure and sell-side research interest. In February of this year, Energy Focus presented at the Jeffries & Co. “Global Clean Technology Conference” in New York City. Earlier this month we also attended and presented at Kaufman Bros. “3rd Annual Green Technology Conference” in Boston, as well as the Roth Capital Partners’ 23rd Annual Growth Stock Conference” in Laguna Niguel, CA. In addition, we have been invited to present at the MDB Capital “Bright Lights Conference” on the 10th of May in New York City.

So now, I’d like to turn the call over to Eric Hilliard, so that he may offer you further detail on our 2010 financial results. Eric?

Eric Hilliard: Thank you very much, Joe, and good afternoon everyone. I’d like to take you through a review our fourth quarter and full-year 2010 earnings results.

Our fourth quarter revenues increased 2.4 times to $8.8 million versus $3.8 million in the year ago period. The revenue mix for the quarter was led by our solutions business and the remaining coming from our products and government businesses.

The principal drivers for our full-year 2010 results were higher revenues and improved operating leverage. Full-year 2010 revenues increased 181% to $35.1 million from $12.5 million reported for the fiscal 2009 period. Our solutions business accounted for $19.8 million or 56% of our 2010 revenues of the $35.1 million.

Gross margin for 2010 fiscal year increased 18.2% from 16.3% reported for the 2009 fiscal year. The improvement in gross margins for the year was driven by increasing overhead absorption, in addition to focusing on reducing the cost. Total gross profits for 2010 were $6.4 million, compared to $2 million in 2009.

Operating expenses for the full-year in 2010 increased to $14.3 million from $11.8 million in the fiscal year 2009. However, as a percentage of sales, our operating expenses declined to 40.8% of sales. This is versus 94.7% of sales in the fiscal year 2009. Included in our 2010 results was a non-cash charge of $1.8 million for the revaluation of equity instruments. Excluding this non-cash charge, our operating expenses would have been 35.6% of 2010 sales.

Our 2010 net loss from continuing operations declined to $8.5 million, versus a net loss of $9.8 million in the 2009 year. Finally, our 2010 cash and cash equivalents were $4.1 million as compared to 2009 cash and cash equivalents of $1.1 million. This is a net cash increase of cash and cash equivalents of $3.1 million for the 12 months ended December 31, 2010.

In summary, 2010 was a successful year when viewed from growth in revenue, growth in gross margin, and gross margin profit dollars, control in cash spending as it related to our operating expenses, creating positive cash from operations, and moving forward important research and development as it relates to our Intellitube technology by adding to our intellectual property now totaling 74 patents.

One last point before I turn the call back to Joe is that I would like to let you know that we plan to file a form S-3 Registration Statement to register 2.1 million shares of the Quercus Trust existing 5.2 million shares in the next few days. These shares require re-registration as a result of the Quercus Trust affiliate status. We are filing the S-3, both at the Trust’s request and expense.

And with that, Joe, I’ll turn the call back to you.

Joe Kaveski: Thanks, Eric. Appreciate the detail there. So, I think at this time we’d like to open up the lines to our guests and see if they have any questions or comments for us. Operator?

Operator: Thank you. The question-and-answer session will be conducted electronically. If you would like to ask a question, please press star 1 on your Touch-tone telephone. If you’re joining us today using a Speakerphone, please make sure your mute function is turned off to allow your signal to reach our equipment. We will proceed in the order that you signal and we’ll take as many questions as time permits. Once again, please press star 1 if you’d like to ask a question.

Joe Kaveski: Ready to take it?

Eric Hilliard: Go ahead.

Operator: And our first question comes from the Robert Smith with Center for Performance Investing.

Robert Smith: Hi. Good afternoon.

Joe Kaveski: Good afternoon, Robert.

Robert Smith: So, did I hear correctly that you’re — the forecast for 2011 is $35 million?

Joe Kaveski: Greater than $35 million of organic sales, correct.

Robert Smith: And so, what does that mean?

Joe Kaveski: That basically means that we haven’t factored into any of our sales projections the possibility of revenue coming from any potential acquisition.

Robert Smith: Okay, so that’s not much different than ’10?

Joe Kaveski: That’s correct, at least in terms of what we forecasted.

Robert Smith: So, with all the optimism, I mean why are we kind of lagging top line?

Joe Kaveski: Well, as I mentioned in my preamble, one of the things that we actually have done in 2010 is significantly, almost doubled, SRC solutions sales. As a result of that, it would probably not be realistic if we assume that we would double SRC again. We view this year as a stabilizing year. And therefore, even if we just did what we did last year in SRC that’s about a 40% compound annual growth rate, which still is well above the industry.

The second point that I would make is that we also called attention to the fact that, in terms of military sales, yes, they are increasing, you know, but we’re dealing with the government here. And although there seems to be a lot of exciting growing interest, I’m going to error on the side of caution and conservatism, in terms of the forecast.

I’d like to see it progress a little further as the year goes along, if you would.

Robert Smith: Okay. And secondly, the Intellitube, so you spoke of first generation, what are the timelines on sort of the succeeding generation?

Joe Kaveski: Yes, actually, I spoke to both, Robert, and that was the great news. And the great news is Intellitube generation 1 is selling, it’s selling in whole building retrofits right now, and I mentioned the Truline Aircraft Manufacturing facility. And that truly is great news because not only did they see the fact that it’s a green technology and had great lighting quality, but what they also saw was that it had a great economic payback. That’s why they went with it.

I also mentioned, and I’m very excited about this, that our generation 2 Intellitube technology is now actually sailing in nuclear attack submarines, and that’s a big thing. So, you know, we’re progressing quite nicely and I think 2011, again, will show that the game is changing.

Robert Smith: Well, what you showed at Jefferies was that — which tube was that?

Joe Kaveski: That’s actually generation 2 technology.

Robert Smith: Okay. I remember you giving a demonstration.

Joe Kaveski: Terrific.

Robert Smith: Okay. Thanks. Good luck.

Joe Kaveski: Thank you, Robert. Appreciate it. Have a great evening.

Robert Smith: Thank you.

Operator: And once again, if you would like to ask a question, please press star 1. Again, that is star 1if you’d like to ask a question. We’ll pause for just a moment.

And at this time, there are no further questions. I’ll now turn the conference back over to you.

Joe Kaveski: I guess at this time I’d like to conclude our call, and in doing so, I would really like to thank everyone who participated in our call today. But, I would like to offer a very special thanks to all of Energy Focus’s employees worldwide for first, committing to, and second, for making 2010 just a great year. And I’m really confident that the positive momentum that we as a team created in 2010 to actually carry forward into success into 2011.

So thank you again, and thanks to everyone again for participating in our call. Have a good evening.

Operator: And that does conclude today’s conference. Thank you for your participation today.

END